Exhibit A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17031 of Rockwell Automation, Inc. on Form S-8 of our report dated June 15, 2004, appearing in this Annual Report on Form 11-K of the Rockwell Automation Retirement Savings Plan for Salaried Employees for the year ended December 31, 2003.

Deloitte & Touche LLP
Milwaukee, Wisconsin
June 28, 2004